STATEMENT OF REGISTERED INVESTMENT COMPANIES

PURSUANT TO RULE 17g-1 UNDER THE 1940 ACT

Pursuant to Rule 17g-1 under the Investment Company Act of 1940, the undersigned registered investment management company hereby states, on behalf of each of the funds in the Aquila Group of Funds, as follows:

The premium for the eight million dollar insured bond covering the Aquila Group of Funds has been paid through the period ending July 31, 2013.

Dated this 22nd day of August, 2012.	The Aquila Group of Funds /s/ Randall S. Fillmore Randal S. Fillmore Chief Compliance Officer

	Total Assets	Minimum Bond
Trust	03/31/12	Required

Aquila Three Peaks High Income Fund	$363,998,287	$750,000

Aquila Three Peaks Opportunity Growth Fund	20,604,253	250,000

Capital Cash Management Trust	1,001	50,000

Churchill Cash Reserves Trust	1,001	50,000

Churchill Tax-Free Fund of Kentucky	261,231,151	750,000

Hawaiian Tax-Free Trust	861,386,049	1,000,000

Narragansett Insured Tax-Free Income Fund	244,268,365	600,000

Tax-Free Fund For Utah	421,922,641	750,000

Tax-Free Fund of Colorado	295,821,962	750,000

Tax-Free Trust of Arizona	306,717,720	750,000

Tax-Free Trust of Oregon	508,029,975	900,000

	$3,283,982,405	$6,600,000